Exhibit 99.1

Contacts:

Pelican Financial, Inc. - Howard Nathan – P:800 765-5562

Marcotte Financial Relations - Mike Marcotte – P:248 656-3873

Pelican Financial, Inc.
Names Bank President	For Immediate Release

ANN, ARBOR, Mich., NAPLES, Fla., August 2, 2004 — Pelican Financial, Inc.’s (AMEX: PFI) Chairman and CEO, Charles C. Huffman, announced today that Howard B. Montgomery, Jr. has been appointed to the position of President of its Florida subsidiary, Pelican National Bank.  He replaces the bank’s current President, Michael N. Clemens, who is retiring on September 30, 2004.

Pelican National Bank, headquartered in Naples, Fla., is a full-service community bank serving the consumer and commercial sectors from six branch offices in Naples, Bonita Springs, Cape Coral, Fort Myers, Fort Myers Beach, and San Carlos.

Mr. Montgomery, 57, brings a wealth of banking, finance and business experience to the post.  Over the course of more than two decades in the banking industry, he has held senior-management positions at numerous financial institutions.  He is a former member of the Federal Reserve Bank’s 5th District Operations Advisory Committee.

He has significant experience in the mortgage, real estate and investment-banking areas.  He has also served as a Supervisory Agent with the State of Texas Department of Savings and Loans in Austin.

Mr. Montgomery holds a Master’s degree from the University of Georgia and a BBA Degree from the University of Southern Mississippi.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially

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Pelican Financial, Inc.

Howard Montgomery Appointment

from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

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